Exhibit 4.1

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT (this “AGREEMENT”), dated as of July 11, 2011 by and between TurboSonic Technologies, Inc. a Delaware corporation (the “Company”), and Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (the “Investor”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to Three million dollars ($3,000,000) to purchase the Company's Common Stock, $.10 par value per share (the “Common Stock”);

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) under the Securities Act of 1933, as amended (the “1933 Act”), Rule 506 of Regulation D, and the rules and regulations promulgated thereunder, and/or upon such other exemption from the registration requirements of the 1933 Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto (the “Registration Rights Agreement”) pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, the covenants and agreements set forth hereafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

SECTION 1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms.

“1933 Act” shall have the meaning set forth in the recitals of this Agreement.

“1934 Act” shall mean the Securities Exchange Act of 1934, as it may be amended.

“AAA” shall have the meaning specified in Section 12.

“Affiliate” shall have the meaning specified in Section 5(H).

“Agreement” shall mean this Investment Agreement.

“Articles of Incorporation” shall have the meaning specified in Section 4(C).

“By-laws” shall have the meaning specified in Section 4(C).

“Closing” shall have the meaning specified in Section 2(F).

“Closing Date” shall have the meaning specified in Section 2(F).

“Common Stock” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Control” or “Controls” shall have the meaning specified in Section 5(H).

“DTC” shall have the meaning specified in Section 2(F).

“DWAC” shall have the meaning specified in Section 2(F).

“Effective Date” shall mean the date the SEC declares effective under the 1933 Act the Registration Statement covering the Securities.

“Equity Line Transaction Documents” shall mean this Agreement and the Registration Rights Agreement.

“FAST” shall have the meaning specified in Section 2(F).

“Indemnities” shall have the meaning specified in Section 11.

“Indemnified Liabilities” shall have the meaning specified in Section 11.

“Indemnitor” shall have the meaning specified in Section 11.

“Investor” shall have the meaning indicated in the preamble of this Agreement.

“Material Adverse Effect” shall have the meaning specified in Section 4(A).

“Maximum Common Stock Issuance” shall have the meaning specified in Section 2(G).

“Minimum Acceptable Price” with respect to any Put Notice Date shall be the price defined by the Company in the applicable Put Notice.

“Open Market Adjustment Amount” shall have the meaning specified in Section 2(H).

“Open Market Share Purchase” shall have the meaning specified in Section 2(H).

“Open Period” shall mean the period beginning on and including the Trading Day immediately following the Effective Date and ending on the earlier to occur of (i) the date which is thirty-six (36) months from the Effective Date; or (ii) termination of the Agreement in accordance with Section 9, below.

“Pricing Period” shall mean the five (5) consecutive Trading Days beginning on the Put Notice Date and ending on and including the date that is four (4) Trading Days after such Put Notice Date.

“Principal Market” shall mean the Nasdaq Capital Market, the NYSE Amex, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the OTC Bulletin Board or the OTC Markets Group, whichever is the principal market on which the Common Stock is listed or quoted.

“Prospectus” shall mean the prospectus, preliminary prospectus and supplemental prospectus used in connection with the Registration Statement.

“Purchase Amount” shall mean the total amount being paid by the Investor on a particular Closing Date to purchase the Securities.

“Purchase Price” shall mean ninety-five percent (95%) of the lowest daily VWAP (as defined herein) of the Common Stock during the Pricing Period.

“Put” shall have the meaning set forth in Section 2(B) hereof.

“Put Amount” shall have the meaning set forth in Section 2(B) hereof.

“Put Notice” shall mean a written notice in the form attached hereto as Exhibit C, sent to the Investor by the Company stating the Put Amount in U.S. dollars the Company intends to sell to the Investor pursuant to the terms of the Agreement and stating the current number of Shares issued and outstanding on such date.

“Put Notice Date” shall mean the Trading Day, as set forth below, immediately following the day on which the Investor receives a Put Notice, however a Put Notice shall be deemed delivered on (a) the Trading Day it is received by facsimile or email by the Investor if such notice is received prior to 9:00 am Eastern Time, or (b) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 9:00 am Eastern Time on a Trading Day. No Put Notice may be deemed delivered on a day that is not a Trading Day.

“Put Restriction” shall mean the days during the Pricing Period. During this time, the Company shall not be entitled to deliver another Put Notice.

“Put Shares Due” shall have the meaning specified in Section 2(H).

“Registration Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Registration Statement” means the registration statement of the Company filed under the 1933 Act covering the resale by the Investor of the Common Stock issuable hereunder.

“Related Party” shall have the meaning specified in Section 5(H). “Resolutions” shall have the meaning specified in Section 8(E). “SEC” shall mean the U.S. Securities & Exchange Commission.

“SEC Documents” shall have the meaning specified in Section 4(G).

“Securities” shall mean the shares of Common Stock issued pursuant to the terms of the Agreement.

“Shares” shall mean the shares of the Company’s Common Stock.

“Subsequent Purchasers” shall have the meaning specified in Section 2(I).

“Subsidiaries” shall have the meaning specified in Section 4(A).

“Trading Day” shall mean any day on which the Principal Market for the Common Stock is open for trading, from the hours of 9:30 am until 4:00 pm Boston Time.

“VWAP” shall mean the volume weighted average price during a Trading Day.

SECTION 2. PURCHASE AND SALE OF COMMON STOCK.

(A) PURCHASE AND SALE OF COMMON STOCK. Subject to the terms and conditions set forth herein, the Company may issue and sell to the Investor, and the Investor shall purchase from the Company, up to that number of Shares having an aggregate Purchase Price of three million dollars ($3,000,000).

(B) DELIVERY OF PUT NOTICES. Subject to the terms and conditions of the Equity Line Transaction Documents, and from time to time during the Open Period, the Company may, in its sole discretion, deliver a Put Notice to the Investor which states the dollar amount (designated in U.S. Dollars) (the “Put Amount”) of Shares which the Company intends to sell to the Investor on a Closing Date (the “Put”). The Put Notice shall be in the form attached hereto as Exhibit C and incorporated herein by reference. The Put Amount shall not exceed either 1) two hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date or 2) fifty thousand dollars ($50,000), or such lesser amount in either instance as shall be specified in the Put Notice by the Company. Beginning on any Put Notice Date, the Company shall not be entitled to submit another Put Notice until the applicable Pricing Period has been completed. The Common Stock identified in the Put Notice shall be purchased for a price equal to the Purchase Price.

(C) COMPANY’S RIGHT TO SUSPEND. On each Put Notice submitted to the Investor by the Company, the Company shall have the option to specify a Suspension Price for that Put. In the event the Common Stock falls below the Suspension Price, the Put shall be temporarily suspended. The Put shall resume at such time as the Common Stock is above the Suspension Price, provided the dates for the Pricing Period for that particular Put are still valid. In the event the Pricing Period has been completed, any shares above the Suspension Price due to the Investor shall be sold to the Investor by the Company at the Suspension Price under the terms of this Agreement. The Suspension Price for a Put may not be changed by the Company once submitted to the Investor.

(D) CONDITIONS TO INVESTOR'S OBLIGATION TO PURCHASE SHARES. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to deliver a Put Notice and the Investor shall not be obligated to purchase any Shares at a Closing unless each of the following conditions are satisfied:

(1) a Registration Statement shall have been declared effective and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Rights Agreement) at all times until the Closing with respect to the subject Put Notice;

(2) at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and the Company shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the Common Stock;

(3) the Company has complied with its obligations and is otherwise not in breach of or in default under this Agreement, the Registration Rights Agreement or any other agreement executed in connection herewith which has not been cured prior to delivery of the Put Notice;

(4) no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

(5) the issuance of the Securities pursuant to this Agreement will not violate any shareholder approval requirements of the Principal Market.

If any of the events described in clauses (1) through (5) above occurs during a Pricing Period, then the Investor shall have no obligation to purchase the Common Stock subject to the applicable Put Notice.

(E) INTENTIONALLY OMITTED.

(F) MECHANICS OF PURCHASE OF SHARES BY INVESTOR. The closing of the purchase by the Investor of Shares (a “Closing”) shall occur on the date which is no later than ten (10) Trading Days following the applicable Put Notice Date (each a “Closing Date”). On each Closing Date, (I) the Company shall deliver to the Investor pursuant to this Agreement, certificates representing the Shares to be issued to the Investor on such date and registered in the name of the Investor; and (II) the Investor shall deliver to the Company the Purchase Price to be paid for such Shares, based on the Put Amount set forth in Section 2(B). In lieu of delivering physical certificates representing the Securities and provided that the Company's transfer agent then is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Investor, the Company shall use all commercially reasonable efforts to cause its transfer agent to electronically transmit the Securities by crediting the account of the Investor's prime broker (as specified by the Investor within a reasonable period in advance of the Investor's notice) with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.

The Company understands that a delay in the issuance of Securities beyond the Closing Date could result in economic damage to the Investor. After the Effective Date, as compensation to the Investor for such loss, the Company agrees to make payments to the Investor for late issuance of Securities (delivery of Securities after the applicable Closing Date) in accordance with the following schedule (where “No. of Days Late” is defined as the number of trading days beyond the Closing Date, with the Amounts being cumulative.):

LATE PAYMENT FOR EACH NO. OF DAYS LATE

1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1000
Over 10	$1,000 + $200 for each Business Day late beyond 10 days

The Company shall make any payments incurred under this Section in immediately available funds upon demand by the Investor. Nothing herein shall limit the Investor's right to pursue actual damages for the Company's failure to issue and deliver the Securities to the Investor, except that such late payments shall offset any such actual damages incurred by the Investor, and any Open Market Adjustment Amount, as set forth below.

(G) OVERALL LIMIT ON COMMON STOCK ISSUABLE. Notwithstanding anything contained herein to the contrary, if during the Open Period the Company becomes listed on an exchange that limits the number of shares of Common Stock that may be issued without shareholder approval, then the number of Shares issuable by the Company and purchasable by the Investor, shall not exceed that number of the shares of Common Stock that may be issuable without shareholder approval (the “Maximum Common Stock Issuance”). If such issuance of shares of Common Stock could cause a delisting on the Principal Market, then the Maximum Common Stock Issuance shall first be approved by the Company's shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the Company, as amended. The parties understand and agree that the Company's failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Securities or the Investor's obligation in accordance with the terms and conditions hereof to purchase a number of Shares in the aggregate up to the Maximum Common Stock Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation provided in this Section 2(H).

(H) OPEN MARKET ADJUSTMENT. If, by the third (3rd) business day after a Closing Date, the Company fails to deliver any portion of the Securities subject to a Put Notice to the Investor (the “Put Shares Due”) and the Investor purchases, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery by the Investor of shares in respect of sales to subsequent purchasers, pursuant to transactions entered into before the Closing Date (“Subsequent Purchasers”), which such shares of Common Stock would have been delivered to the Investor by the Company but for the Company’s failure to so deliver (the “Open Market Share Purchase”), then the Company shall pay to the Investor, in addition to any other amounts due to Investor pursuant to the Put, and not in lieu thereof, the Open Market Adjustment Amount (as defined below). The “Open Market Adjustment Amount” is the amount equal to the excess, if any, of (x) the Investor's total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the Investor from the sale of the Put Shares Due to such Subsequent Purchasers. The Company shall pay the Open Market Adjustment Amount to the Investor in immediately available funds within five (5) business days of written demand by the Investor. By way of illustration and not in limitation of the foregoing, if the Investor purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover an Open Market Share Purchase with respect to shares of Common Stock it sold to Subsequent Purchasers for net proceeds of $10,000, the Open Market Adjustment Amount which the Company will be required to pay to the Investor will be $1,000.

(I) LIMITATION ON AMOUNT OF OWNERSHIP. Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be entitled to purchase that number of Shares, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act), by the Investor, would exceed 4.99% of the number of shares of Common Stock outstanding on the Closing Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

SECTION 3. INVESTOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS. The Investor represents and warrants to the Company, and covenants, that:

(A) SOPHISTICATED INVESTOR. The Investor has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (1) evaluating the merits and risks of an investment in the Securities and making an informed investment decision; (2) protecting its own interest; and (3) bearing the economic risk of such investment for an indefinite period of time.

(B) AUTHORIZATION; ENFORCEMENT. The Investor has the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement. The execution and delivery of the Equity Line Transaction Documents by the Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Investor's general partners and no further consent or authorization is required by its partners. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(C) SECTION 9 OF THE 1934 ACT. During the term of this Agreement, the Investor will comply with the provisions of Section 9 of the 1934 Act, and the rules promulgated thereunder, with respect to transactions involving the Common Stock. The Investor agrees not to sell the Company's stock short, either directly or indirectly through its affiliates, principals or advisors, during the term of this Agreement.

(D) ACCREDITED INVESTOR. Investor is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act.

(E) NO CONFLICTS. The execution, delivery and performance of the Transaction Documents by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby will not (1) result in a violation of the partnership agreement or other organizational documents of the Investor, (2) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Investor is a party, or to the Investor’s knowledge result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to the Investor or by which any property or asset of the Investor is bound or affected.

(F) NO VIOLATIONS. The Investor is not in violation of any term of, or in default under, the partnership agreement or other organizational documents of the Investor or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Investor, except for conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not, individually or in the aggregate, constitute or reasonably be expected to constitute a material adverse effect on the Investor. The business of the Investor is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for violations the sanctions for which either, individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the Investor. Except as specifically contemplated by this Agreement and as required under the 1933 Act or any securities laws of any states, to the Investor’s knowledge, the Investor is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement as outlined in the Registration Rights Agreement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Equity Line Transaction Documents in accordance with the terms hereof or thereof except for those consents, authorizations, permits, orders or filings as have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. Except as disclosed in Schedule 3(f), the Investor is unaware of any facts or circumstances which could reasonably be expected give rise to any violation or default set forth in this Section 3(F).

(G) OPPORTUNITY TO DISCUSS. The Investor has received all materials relating to the Company's business, finance and operations which it has requested. The Investor has had an opportunity to discuss the business, management and financial affairs of the Company with the Company's management.

(H) INVESTMENT PURPOSES. The Investor is purchasing the Securities for its own account for investment purposes and not with a view towards distribution and agrees to resell or otherwise dispose of the Securities solely in accordance with the registration provisions of the 1933 Act (or pursuant to an exemption from such registration provisions).

(I) NO REGISTRATION AS A DEALER. The Investor is not and will not be required to be registered as a “dealer” under the 1934 Act, either as a result of its execution and performance of its obligations under this Agreement or otherwise.

(J) GOOD STANDING. The Investor is a Limited Partnership, duly organized, validly existing and in good standing in the state of Delaware.

(K) TAX LIABILITIES. The Investor understands that it is liable for its own tax liabilities.

(L) REGULATION M. The Investor will comply with Regulation M under the 1934 Act, if applicable.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Schedules attached hereto, or as disclosed in the Company's SEC Documents, the Company represents and warrants to the Investor that:

(A) ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, USA and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted. Both the Company and the companies it owns or controls (“Subsidiaries”) are duly qualified to do business and are in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (1) the properties, assets, operations, results of operations, or financial condition of the Company and its Subsidiaries, if any, taken as a whole, (2) the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or (3) the authority or ability of the Company to perform its obligations under the Equity Line Transaction Documents other than as a result of (a) changes adversely affecting the United States economy (so long as the Company is not disproportionately affected thereby), (b) changes adversely affecting the industry in which the Company operates (so long as the Company is not disproportionately affected thereby), (c) the announcement or consummation of the transactions contemplated by this Agreement, and (d) changes in the market price of the Common Stock.

(B) AUTHORIZATION; ENFORCEMENT; COMPLIANCE WITH OTHER INSTRUMENTS.

(1) The Company has the requisite corporate power and authority to enter into and perform the Equity Line Transaction Documents, and to perform its obligations contemplated hereby and thereby.

(2) The execution and delivery of the Equity Line Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Securities pursuant to this Agreement, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders.

(3) The Equity Line Transaction Documents have been duly and validly executed and delivered by the Company.

(4) The Equity Line Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

(C) CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Common Stock with $.10 par value per share, of as of June 30, 2011 18,554,112 shares were issued and outstanding. Except as disclosed in the SEC Documents (as hereinafter defined): (1) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (2) there are no outstanding debt securities; (3) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries; (4) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (5) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (6) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; (7) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (8) there is no dispute as to the classification of any shares of the Company's capital stock.

The Company has furnished to the Investor, or the Investor has had access through the SEC’s EDGAR website to, true and correct copies of the Company's Articles of Incorporation, as amended and in effect on the date hereof (the “Articles of Incorporation”), and the Company's By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

(D) ISSUANCE OF SHARES. The Company has reserved 8,000,000 Shares for issuance pursuant to this Agreement, which have been duly authorized and reserved for issuance (subject to adjustment pursuant to the Company's covenant set forth in Section 5(F) below) pursuant to this Agreement. Upon issuance in accordance with this Agreement, the Securities will be validly issued, fully paid for and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. In the event the Company cannot register a sufficient number of Shares for issuance pursuant to this Agreement, the Company will use its best efforts to authorize and reserve for issuance the number of Shares required for the Company to perform its obligations hereunder as soon as reasonably practicable.

(E) NO CONFLICTS. The execution, delivery and performance of the Equity Line Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (I) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws; or (II) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or to the Company's knowledge result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the Principal Market or principal securities exchange or trading market on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 4(e), neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have or constitute a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act or any securities laws of any states, to the Company's knowledge, the Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement as outlined in the Registration Rights Agreement between the Parties) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Equity Line Transaction Documents in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. Except as disclosed in Schedule 4(e), the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any violation or default of any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future.

(F) SEC DOCUMENTS; FINANCIAL STATEMENTS. As of the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Investor or its representatives, or they have had access through the SEC’s EDGAR website to, true and complete copies of the SEC Documents. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, and audited by a firm that is a member of the Public Companies Accounting Oversight Board ("PCAOB") consistently applied, during the periods involved (except (I) as may be otherwise indicated in such financial statements or the notes thereto, or (II) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents, including, without limitation, information referred to in Section 4(D) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Investor with any material, nonpublic information which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to the Investor by the Company or its Subsidiaries or to the Company’s knowledge any of their respective officers, directors, employees or agents prior to any Closing Date shall be publicly disclosed by the Company prior to such Closing Date.

(G) ABSENCE OF CERTAIN CHANGES. Except as otherwise set forth in the SEC Documents, the Company does not intend to change the business operations of the Company in any material way. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

(H) ABSENCE OF LITIGATION AND/OR REGULATORY PROCEEDINGS. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, in which an adverse decision could reasonably be expected to have a Material Adverse Effect.

(I) ACKNOWLEDGMENT REGARDING INVESTOR'S PURCHASE OF SHARES. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm's length purchaser with respect to the Equity Line Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Equity Line Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its respective representatives or agents in connection with the Equity Line Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor's purchase of the Securities, and is not being relied on by the Company. The Company further represents to the Investor that the Company's decision to enter into the Equity Line Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(J) NO UNDISCLOSED EVENTS, LIABILITIES, DEVELOPMENTS OR CIRCUMSTANCES. Except as set forth in the SEC Documents, as of the date hereof, no event, liability, development or circumstance has occurred or exists, or to the Company's knowledge is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, assets, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

(K) EMPLOYEE RELATIONS. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that relations with their employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company's employ or otherwise terminate such officer's employment with the Company.

(L) INTELLECTUAL PROPERTY RIGHTS. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth in the SEC Documents, none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights necessary to conduct its business as now or as proposed to be conducted have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth in the SEC Documents, there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which could reasonably give rise to any of the foregoing. The Company and its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

(M) ENVIRONMENTAL LAWS. The Company and its Subsidiaries (I) are, to the knowledge of the Company and its Subsidiaries, in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"); (II) have, to the knowledge of the Company, received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (III) are in compliance, to the knowledge of the Company, with all terms and conditions of any such permit, license or approval where, in each of the three (3) foregoing cases, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

(N) TITLE. The Company and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the SEC Documents or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(O) INSURANCE. Each of the Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and neither the Company nor its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(P) REGULATORY PERMITS. The Company and its Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from the appropriate federal, state, local or foreign regulatory authorities and comparable foreign regulatory agencies, necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits which if not obtained, or such revocations or modifications which, would not have a Material Adverse Effect.

(Q) INTERNAL ACCOUNTING CONTROLS. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (I) transactions are executed in accordance with management's general or specific authorizations; (II) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles by a firm with membership to the PCAOB and to maintain asset accountability; (III) reasonable controls to safeguard assets are in place; and (IV) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(R) NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of the Company's officers has or could reasonably be expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or could reasonably be expected to have a Material Adverse Effect.

(S) TAX STATUS. The Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no reasonable basis for any such claim.

(T) CERTAIN TRANSACTIONS. Except as set forth in the SEC Documents filed at least ten (10) days prior to the date hereof and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from disinterested third parties and other than the grant of stock options disclosed in the SEC Documents or stock options granted in the future as contemplated by current compensation agreements or plans disclosed in the SEC Documents, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(U) DILUTIVE EFFECT. The Company understands and acknowledges that the number of shares of Common Stock issuable upon purchases pursuant to this Agreement will increase in certain circumstances including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines during the period between the Effective Date and the end of the Open Period. The Company's executive officers and directors have studied and reasonably understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect on the shareholders of the Company. The Board of Directors of the Company has concluded, in its good faith business judgment, and with reasonable understanding of the implications, that such issuance is in the best interests of the Company. The Company specifically acknowledges that, subject to such limitations as are expressly set forth in the Equity Line Transaction Documents, its obligation to issue shares of Common Stock upon purchases pursuant to this Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(V) LOCK-UP. The Company shall cause its officers and directors to refrain from selling Common Stock during each Pricing Period.

(W) NO GENERAL SOLICITATION. Neither the Company, nor any of its affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Stock to be offered as set forth in this Agreement.

(X) NO BROKERS, FINDERS OR FINANCIAL ADVISORY FEES OR COMMISSIONS. No brokers, finders or financial advisory fees or commissions will be payable by the Company, its agents or Subsidiaries, with respect to the transactions contemplated by this Agreement, except as otherwise disclosed in this Agreement.

SECTION 5. COVENANTS OF THE COMPANY

(A) EFFORTS. The Company shall use all commercially reasonable efforts to timely satisfy each of the conditions set forth in Section 8 of this Agreement.

(B) BLUE SKY. The Company shall, at its sole cost and expense, on or before each of the Closing Dates, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Investor at each of the Closings pursuant to this Agreement under applicable securities or “Blue Sky” laws of such states of the United States, as reasonably specified by the Investor, and shall provide evidence of any such action so taken to the Investor on or prior to the Closing Date.

(C) REPORTING STATUS. Until one of the following occurs, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status, or take an action or fail to take any action, which would terminate its status as a reporting company under the 1934 Act: (1) this Agreement terminates pursuant to Section 9, or (2) the date on which the Investor has sold all the Securities; provided that the Investor shall promptly notify the Company after the Investor has sold all the Securities.

(D) USE OF PROCEEDS. The Company will use the proceeds from the sale of the Securities (excluding amounts paid by the Company for fees as set forth in the Equity Line Transaction Documents) for general corporate and working capital purposes or for such other purposes that the Board of Directors, in its good faith, deems to be in the best interest of the Company.

(E) FINANCIAL INFORMATION. During the Open Period, the Company agrees to make available to the Investor via the SEC’s EDGAR website or other electronic means the following documents and information on the forms set forth: (1) within five (5) Trading Days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any Registration Statements or amendments filed pursuant to the 1933 Act; (2) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders; and (3) within two (2) calendar days of filing or delivery thereof, copies of all documents filed with, and all correspondence sent to, the Principal Market, any securities exchange or market, or the Financial Industry Regulatory Authority, unless such information is material nonpublic information.

(F) RESERVATION OF SHARES. The Company shall reserve 8,000,000 Shares for the issuance of the Securities to the Investor as required hereunder. In the event that the Company determines that it does not have a sufficient number of authorized shares of Common Stock to reserve and keep available for issuance as described in this Section 5(F), the Company shall use all commercially reasonable efforts to increase the number of authorized shares of Common Stock by seeking shareholder approval for the authorization of such additional shares.

(G) LISTING. The Company shall promptly secure and maintain the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) on the Principal Market and each other national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, such listing of all Registrable Securities from time to time issuable under the terms of the Equity Line Transaction Documents. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market (excluding suspensions of not more than one (1) trading day resulting from business announcements by the Company). The Company shall promptly provide to the Investor copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(G).

(H) TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two (2) years, shareholders who beneficially own 5% or more of the Common Stock, or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a “Related Party”), except for (1) customary employment arrangements and benefit programs on reasonable terms, (2) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a disinterested third party other than such Related Party,(3) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company, or (4) extensions or amendments of any existing employment agreement. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. “Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (1) has a 5% or more equity interest in that person or entity, (2) has 5% or more common ownership with that person or entity, (3) controls that person or entity, or (4) is under common control with that person or entity. “Control” or “Controls” for purposes hereof means that a person or entity has the power, directly or indirectly, to conduct or govern the policies of another person or entity.

(I) FILING OF FORM 8-K. On or before the date which is four (4) Trading Days after the date of execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transaction contemplated by the Equity Line Transaction Documents in the form required by the 1934 Act, if such filing is required.

(J) CORPORATE EXISTENCE. The Company shall use all commercially reasonable efforts to preserve and continue the corporate existence of the Company.

(K) NOTICE OF CERTAIN EVENTS AFFECTING REGISTRATION; SUSPENSION OF RIGHT TO MAKE A PUT. The Company shall promptly notify the Investor upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering of the Securities: (1) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus; (2) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (3) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Securities for sale in any jurisdiction or the initiation or notice of any proceeding for such purpose; (4) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (5) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, and the Company shall promptly make available to Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to the Investor any Put Notice during the continuation of any of the foregoing events in this Section 5(K).

(L) INTENTIONALLY OMITTED.

(M) TRANSFER AGENT. Upon effectiveness of the Registration Statement, and for so long as the Registration Statement is effective, the Company shall deliver instructions to its transfer agent to issue Shares to the Investor that are covered for resale by the Registration Statement free of restrictive legends.

(N) ACKNOWLEDGEMENT OF TERMS. The Company hereby represents and warrants to the Investor that: (1) it is voluntarily entering into this Agreement of its own freewill, (2) it is not entering this Agreement under economic duress, (3) the terms of this Agreement are reasonable and fair to the Company, and (4) the Company has had independent legal counsel of its own choosing review this Agreement, advise the Company with respect to this Agreement, and represent the Company in connection with this Agreement.

SECTION 6. INTENTIONALLY OMITTED.

SECTION 7. CONDITIONS OF THE COMPANY'S OBLIGATION TO SELL. The obligation hereunder of the Company to issue and sell the Securities to the Investor is further subject to the satisfaction, at or before each Closing Date, of each of the following conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

(A) The Investor shall have executed this Agreement and the Registration Rights Agreement and delivered the same to the Company.

(B) The Investor shall have delivered to the Company the Purchase Price for the Securities being purchased by the Investor between the end of the Pricing Period and the Closing Date via a Put Settlement Sheet (hereto attached as Exhibit D). Immediately after receipt of confirmation of delivery of such Securities to the Investor, the Investor, by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company, will disburse the funds constituting the Purchase Amount.

(C) The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time and the Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Equity Line Transaction Documents to be performed, satisfied or complied with by the Investor on or before such Closing Date.

(D) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

SECTION 8. FURTHER CONDITIONS OF THE INVESTOR'S OBLIGATION TO PURCHASE. The obligation of the Investor hereunder to purchase Shares is subject to the satisfaction, on or before each Closing Date, of each of the following conditions set forth below.

(A) The Company shall have executed the Equity Line Transaction Documents and delivered the same to the Investor.

(B) The Common Stock shall be authorized for quotation on the Principal Market and trading in the Common Stock shall not have been suspended by the Principal Market or the SEC, at any time beginning on the date hereof and through and including the respective Closing Date (excluding suspensions of not more than one (1) Trading Day resulting from business announcements by the Company, provided that such suspensions occur prior to the Company's delivery of the Put Notice related to such Closing).

(C) The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Equity Line Transaction Documents to be performed, satisfied or complied with by the Company on or before such Closing Date. The Investor may request an update as of such Closing Date regarding the representation contained in Section 4(C) above.

(D) The Company shall have executed and delivered to the Investor the certificates representing, or have executed electronic book-entry transfer of, the Securities (in such denominations as the Investor shall request) being purchased by the Investor at such Closing.

(E) The Board of Directors of the Company shall have adopted resolutions consistent with Section 4(B)(2) above (the “Resolutions”) and such Resolutions shall not have been amended or rescinded prior to such Closing Date.

(F) INTENTIONALLY OMITTED.

(G) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(H) The Registration Statement shall be effective on each Closing Date and no stop order suspending the effectiveness of the Registration statement shall be in effect or to the Company's knowledge shall be pending or threatened. Furthermore, on each Closing Date (1) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC's concerns have been addressed and Investor is reasonably satisfied that the SEC no longer is considering or intends to take such action), and (2) no other suspension of the use or withdrawal of the effectiveness of such Registration Statement or related prospectus shall exist.

(I) At the time of each Closing, the Registration Statement (including information or documents incorporated by reference therein) and any amendments or supplements thereto shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or which would require public disclosure or an update supplement to the prospectus.

(J) INTENTIONALLY OMITTED.

(K) INTENTIONALLY OMITTED.

(L) The Company shall have certified to the Investor the number of Shares of Common Stock outstanding when a Put Notice is given to the Investor. The Company's delivery of a Put Notice to the Investor constitutes the Company's certification of the reservation for issuance of the necessary number of shares of Common Stock subject to a Put Notice.

SECTION 9. TERMINATION. This Agreement shall terminate upon any of the following events:

(A) when the Investor has purchased an aggregate of Three million dollars $3,000,000 in the Common Stock of the Company pursuant to this Agreement; or,

(B) on the date which is thirty-six (36) months after the Effective Date; or,

(C) upon written notice of the Company to the Investor. Any and all shares, or penalties, if any, due under this Agreement shall be immediately payable and due upon termination of this Agreement.

SECTION 10. SUSPENSION. The Company’s right to cause the Investor to purchase Shares pursuant to a Put Notice, and the Investor’s obligation to purchase Shares under this Agreement shall be suspended upon any of the following events, and shall remain suspended until such event is rectified:

(A) The trading of the Common Stock is suspended by the SEC, the Principal Market or FINRA for a period of two (2) consecutive Trading Days during the Open Period; or,

(B) The Common Stock ceases to be registered under the 1934 Act or listed or traded on the Principal Market. Immediately upon the occurrence of one of the above-described events, the Company shall send written notice of such event to the Investor.

SECTION 11. INDEMNIFICATION. In consideration of the parties’ mutual obligations set forth in the Transaction Documents, each of the parties (in such capacity, an “Indemnitor”) shall defend, protect, indemnify and hold harmless the other and all of the other party's shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (A) any material misrepresentation or breach of any representation or warranty made by the Indemnitor in the Equity Line Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; (B) any material breach of any covenant, agreement or obligation of the Indemnitor contained in the Equity Line Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; or (C) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of the Equity Line Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, except insofar as (Y) any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with information furnished to Indemnitor which is specifically intended for use in the preparation of any such Registration Statement, preliminary prospectus, prospectus or amendments to the prospectus, (Z) any such Indemnified Liabilities resulted or arose from the breach by the Indemnitee party hereto of any representation, warranty, covenant or agreement of such Indemnitee contained in the Equity Line Transaction Documents or the negligence, recklessness, willful misconduct or bad faith of such Indemnitee. To the extent that the foregoing undertaking by the Indemnitor may be unenforceable for any reason, the Indemnitor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights Indemnitor may have, and any liabilities the Indemnitor or the Indemnitees may be subject to.

SECTION 12. GOVERNING LAW; DISPUTES SUBMITTED TO ARBITRATION. All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, MA before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in Commonwealth of Massachusetts. No party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction.

SECTION 13. LEGAL EXPENSES; AND MISCELLANEOUS EXPENSES. Except as otherwise set forth in the Equity Line Transaction Documents, each party shall pay the fees and expenses of its advisers, counsel, the accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Any attorneys' fees and expenses incurred by either the Company or the Investor in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by another party or any default by another party in respect of the transactions contemplated hereunder, shall be paid on demand by the party which breached the Agreement and/or defaulted, as the case may be. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of any Securities. The Company has paid Fifteen Thousand dollars ($15,000) for the preparation of the Equity Line Transaction Documents. The Company shall pay $250 on each Closing Date to cover costs associated with, but not limited to: DWAC costs, legal review fees and wire fees.

SECTION 14. COUNTERPARTS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

SECTION 15. HEADINGS; SINGULAR/PLURAL. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.

SECTION 16. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

SECTION 17. ENTIRE AGREEMENT; AMENDMENTS. This Agreement is the FINAL AGREEMENT between the Company and the Investor with respect to the terms and conditions set forth herein, and, the terms of this Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. The execution and delivery of the Equity Line Transaction Documents shall not alter the force and effect of any other agreements between the Parties, and the obligations under those agreements.

SECTION 18. NOTICES. Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (A) upon receipt, when delivered personally; (B) upon receipt, when sent by facsimile or email with the signed document attached in PDF format (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (C) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

TurboSonic Technologies Inc.
550 Parkside Drive
Suite A-14
Waterloo, ON N2L 5V4
Canada
Attention: Edward F. Spink
Telephone:     (519) 885-5513
Facsimile:       (519) 885-6992

With a copy to:

SNR Denton US LLP
2 World Financial Center
New York, NY 10281
Attention: Ira Roxland
Telephone:   (212) 768-6700
Facsimile:      (212) 768-6800

If to the Investor:

Dutchess Opportunity Fund, II, LP
50 Commonwealth Avenue, Suite 2
Boston, MA 02116
Telephone:   (617) 301-4700
Facsimile:      (617) 249-0947

Each party shall provide five (5) days prior written notice to the other party of any change in address or facsimile number.

SECTION 19. NO ASSIGNMENT. This Agreement and any rights, agreements or obligations hereunder may not be assigned, by operation of law, merger or otherwise, without the prior written consent of the other party hereto, and any purported assignment by a party without prior written consent of the other party will be null and void and not binding on such other party. Subject to the preceding sentence, all of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and assigns.

SECTION 20. NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except that the Company acknowledges that the rights of the Investor may be enforced by its general partner.

SECTION 21. SURVIVAL. The indemnification provisions set forth in Section 11, shall survive each of the Closings and the termination of this Agreement.

SECTION 22. PUBLICITY. The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. The Investor acknowledges that this Agreement and all or part of the Equity Line Transaction Documents may be deemed to be “material contracts” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the 1933 Act or the 1934 Act. The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

SECTION 23. FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 24. INTENTIONALLY OMITTED.

SECTION 25. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party, as the parties mutually agree that each has had a full and fair opportunity to review this Agreement and seek the advice of counsel on it.

SECTION 26. REMEDIES. Each of the Company and the Investor shall have all of their respective rights and remedies set forth in this Agreement and the Registration Rights Agreement and all rights and remedies which each has been granted at any time under any other agreement or contract between the parties hereto and all of the rights which each such person has by law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any default or breach of any provision of this Agreement, including the recovery of reasonable attorneys fees and costs, and to exercise all other rights granted by law.

SECTION 27. PAYMENT SET ASIDE. To the extent that the Company makes a payment or payments to the Investor hereunder or under the Registration Rights Agreement or the Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

SECTION 28. PRICING OF COMMON STOCK. For purposes of this Agreement, the VWAP of the Common Stock shall be as reported on a direct feed service having no affiliation with the Investor.

SECTION 29. NON-DISCLOSURE OF NON-PUBLIC INFORMATION.

(A) The Company shall not disclose non-public information concerning the Company to the Investor, its advisors, or its representatives.

(B) Nothing herein shall require the Company to disclose non-public information to the Investor or its employees, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 29 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

SECTION 30. ACKNOWLEDGEMENTS OF THE PARTIES. Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby acknowledge and agree to the following: (A) subject to Section 3(c) hereof, the Investor makes no representations or covenants that it will not engage in trading in the securities of the Company, other than the Investor will not sell any of the Company's common stock at any time during a Pricing Period; (B) the Company shall, by 8:30 a.m. Boston Time on the fourth Trading Day following the date hereof, file a current report on Form 8-K disclosing the material terms of the transactions contemplated hereby and in the other Equity Line Transaction Documents; (C) the Company has not and shall not provide material non-public information to the Investor unless prior thereto the Investor shall have executed a written agreement regarding the confidentiality and use of such information; and (D) the Company understands and confirms that the Investor will be relying on the acknowledgements set forth in clauses (A) through (C) above if the Investor effects any transactions in the securities of the Company.

SECTION 31. PRIOR AGREEMENTS.  The parties agree that upon signing of the Equity Line Transaction Documents, the prior agreements between the parties dated May 11, 2011 shall be deemed cancelled and both parties agree to operate under this Agreement.

[Signature Page Follows]

SIGNATURE PAGE OF INVESTMENT AGREEMENT

Your signature on this Signature Page evidences your agreement to be bound by the terms and conditions of the Investment Agreement and the Registration Rights Agreement as of the date first written above.

The undersigned signatory hereby certifies that he has read and understands the Investment Agreement, and the representations made by the undersigned in this Investment Agreement are true and accurate, and agrees to be bound by its terms.

DUTCHESS OPPORTUNITY FUND, II, LP

By: /s/Douglas H. Leighton
Douglas H. Leighton
Managing Member of:
Dutchess Capital Management, II, LLC
General Partner to:
Dutchess Opportunity Fund, II, LP

TURBOSONIC TECHNOLOGIES, INC.

By: /s/Edward F. Spink
Edward F. Spink
Chief Executive Officer

Signature Page to Investment Agreement

LIST OF EXHIBITS

EXHIBIT A	Registration Rights Agreement
EXHIBIT B	Opinion of Company's Counsel
EXHIBIT C	Put Notice
EXHIBIT D	Put Settlement Sheet

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

(Attached)

A-1

REGISTRATION RIGHTS AGREEMENT

Registration Rights Agreement (the “Agreement”), dated as of July 11, 2011, by and between TurboSonic Technologies, Inc., a corporation organized under the laws of Delaware, USA (the “Company”), and Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (the “Investor”).

Whereas, in connection with the Investment Agreement by and between the Company and the Investor of this date (the “Investment Agreement”), the Company has agreed to issue and sell to the Investor up to 8,000,000 shares of the Company’s Common Stock, $0.10 par value per share (the “Common Stock”), to be purchased pursuant to the terms and subject to the conditions set forth in the Investment Agreement; and

Whereas, to induce the Investor to execute and deliver the Investment Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws, with respect to the shares of Common Stock issuable pursuant to the Investment Agreement.

Now therefore, in consideration of the foregoing promises and the mutual covenants contained hereinafter and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“Execution Date” means the date of this Agreement set forth above.

“Person” means a corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

“Principal Market” shall mean Nasdaq Capital Market, the NYSE Amex, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the OTC Bulletin Board or the OTC Markets Group, whichever is the principal market on which the Common Stock of the Company is listed or quoted.

“Register,” “Registered,” and “Registration” refer to the Registration effected by preparing and filing one (1) or more Registration Statements in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such Registration Statement(s) by the United States Securities and Exchange Commission (the “SEC”).

“Registrable Securities” means (i) the shares of Common Stock issued or issuable pursuant to the Investment Agreement, and (ii) any shares of capital stock issued or issuable with respect to such shares of Common Stock, if any, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, which have not been (x) included in the Registration Statement that has been declared effective by the SEC, or (y) sold under circumstances meeting all of the applicable conditions of Rule 144 (or any similar provision then in force) under the 1933 Act.

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“Registration Statement” means the registration statement or statements of the Company filed under the 1933 Act covering the Registrable Securities.

All capitalized terms used in this Agreement and not otherwise defined herein shall have the same meaning ascribed to them as in the Investment Agreement.

REGISTRATION.

Subject to 0, the Company shall, within twenty-one (21) days after the date of this Agreement, file with the SEC the Registration Statement or Registration Statements (as is necessary) on Form S-1 (or, if such form is unavailable for such a registration, on such other form as is available for such registration), covering the resale of all of the Registrable Securities, which Registration Statement(s) shall state that, in accordance with Rule 416 promulgated under the 1933 Act, such Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon stock splits, stock dividends or similar transactions. The Company shall initially register for resale 8,000,000 shares of Common Stock, except to the extent that the SEC requires the share amount to be reduced as a condition of effectiveness.

Intentionally Omitted.

The Company agrees not to include any other securities in the Registration Statement covering the Registrable Securities without the Investor’s prior written consent which the Investor may withhold in its sole discretion. Furthermore, the Company agrees that it will not file any other Registration Statement for other securities, until thirty calendar days after the Registration Statement for the Registrable Securities is declared effective by the SEC.

RELATED OBLIGATIONS.

At such time as the Company is obligated to prepare and file the Registration Statement with the SEC pursuant to 0, the Company shall have the following obligations with respect to the Registration Statement:

The Company shall use all commercially reasonable efforts to cause such Registration Statement relating to the Registrable Securities to become effective within ninety (90) days after the date that the Registration Statement is filed and shall keep such Registration Statement effective until the earlier to occur of the date on which (A) the Registrable Securities may be sold by the Investor without registration by reason of Rule 144 under the 1933 Act or any successor or other rule of similar effect; (B) the Investor shall have sold all the Registrable Securities; or (C) the Company has no right to sell any additional shares of Common Stock under the Investment Agreement (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company shall use all commercially reasonable efforts to respond to all SEC comments within ten (10) business days from receipt of such comments by the Company. The Company shall use all commercially reasonable efforts to cause the Registration Statement relating to the Registrable Securities to become effective no later than five (5) business days after notice from the SEC that the Registration Statement may be declared effective. The Investor agrees to provide all information which it is required by law to provide to the Company, including the intended method of disposition of the Registrable Securities, and the Company’s obligations set forth above shall be conditioned on the receipt of such information.

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The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the 1933 Act, as may be necessary to keep such Registration Statement effective during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the Investor thereof as set forth in such Registration Statement. In the event the number of shares of Common Stock covered by the Registration Statement filed pursuant to this Agreement is at any time insufficient to cover all of the Registrable Securities, the Company shall amend such Registration Statement, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover all of the Registrable Securities, in each case, as soon as practicable, but in any event within thirty (30) calendar days after the necessity therefor arises (based on the then Purchase Price of the Common Stock and other relevant factors on which the Company reasonably elects to rely), assuming the Company has sufficient authorized shares at that time, and if it does not, within thirty (30) calendar days after such shares are authorized. The Company shall use commercially reasonable efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof.

The Company shall make available to the Investor whose Registrable Securities are included in any Registration Statement and its legal counsel via the SEC’s EDGAR website or other electronic means (i) if requested by the Investor, promptly after the same is prepared and filed with the SEC at least one (1) copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, the prospectus included in such Registration Statement (including each preliminary prospectus) and, with regards to such Registration Statement(s), without charge, any correspondence by or on behalf of the Company to the SEC or the staff of the SEC and any correspondence from the SEC or the staff of the SEC to the Company or its representatives; and (ii) upon the effectiveness of any Registration Statement, the Company shall make available copies of the prospectus, via EDGAR, included in such Registration Statement and all amendments and supplements thereto.

The Company shall use commercially reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or “blue sky” laws of such states in the United States as the Investor reasonably requests; (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period; (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this 0, or (y) subject itself to general taxation in any such jurisdiction. The Company shall promptly notify the Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

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As promptly as practicable after becoming aware of such event, the Company shall notify the Investor in writing of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (“Registration Default”) and use all diligent efforts to promptly prepare a supplement or amendment to such Registration Statement and take any other necessary steps to cure the Registration Default (which, if such Registration Statement is on Form S-3, may consist of a document to be filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act (as defined below) and to be incorporated by reference in the prospectus) to correct such untrue statement or omission, and make available copies of such supplement or amendment to the Investor. The Company shall also promptly notify the Investor (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when the Registration Statement or any post-effective amendment has become effective; (ii) of any request by the SEC for amendments or supplements to the Registration Statement or related prospectus or related information, (iii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, (iv) in the event the Registration Statement is no longer effective, or (v) if the Registration Statement is stale as a result of the Company’s failure to timely file requisite financial statements and related notes thereto or otherwise. If a Registration Default occurs during the period commencing on the Put Notice Date and ending on the Closing Date, the Company acknowledges that its failure to cure such a Registration Default within ten (10) business days will cause the Investor to suffer damages in an amount that will be difficult to ascertain.

The Company shall use all commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investor holding Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding concerning the effectiveness of the Registration Statement.

The Company shall permit the Investor and one (1) legal counsel, designated by the Investor, to review and comment upon the Registration Statement and all amendments and supplements thereto at least one (1) calendar day prior to their filing with the SEC. However, any postponement of a filing of a Registration Statement or any postponement of a request for acceleration or any postponement of the effective date or effectiveness of a Registration Statement by written request of the Investor (collectively, the "Investor's Delay") shall not act to trigger any penalty of any kind, or any cash amount due or any in-kind amount due the Investor from the Company under any and all agreements of any nature or kind between the Company and the Investor. The event(s) of an Investor's Delay shall act to suspend all obligations of any kind or nature of the Company under any and all agreements of any nature or kind between the Company and the Investor.

Intentionally Omitted.

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The Company shall hold in confidence and not make any disclosure of information concerning the Investor unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement, or (v) the Investor has consented to such disclosure. The Company agrees that it shall, upon learning that disclosure of such information concerning the Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Investor and allow the Investor, at the Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order covering such information.

The Company shall use all commercially reasonable efforts to maintain designation and quotation of all the Registrable Securities covered by any Registration Statement on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this 0.

Intentionally Omitted.

The Company shall provide a transfer agent for all the Registrable Securities not later than the effective date of the first Registration Statement filed pursuant hereto.

If requested by the Investor, the Company shall (i) as soon as reasonably practical incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably determines should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably possible after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by the Investor.

The Company shall use all commercially reasonable efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to facilitate the disposition of such Registrable Securities.

The Company shall otherwise use all commercially reasonable efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

Within one (1) business day after the Registration Statement which includes Registrable Securities is declared effective by the SEC, the Company shall deliver to the transfer agent for such Registrable Securities, with copies to the Investor, a written notification that such Registration Statement has been declared effective by the SEC.

OBLIGATIONS OF THE INVESTOR.

At least five (5) calendar days prior to the first anticipated filing date of the Registration Statement the Company shall notify the Investor in writing of the information the Company requires from the Investor for the Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities and the Investor agrees to furnish to the Company that information regarding itself, the Registrable Securities and the intended method of disposition of the Registrable Securities as shall reasonably be required to effect the registration of the resale of such Registrable Securities and the Investor shall execute such documents in connection with such registration as the Company may reasonably request. The Investor covenants and agrees that, in connection with any sale of Registrable Securities by it pursuant to the Registration Statement, it shall comply with the “Plan of Distribution” section of the then current prospectus relating to such Registration Statement.

5

The Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder.

The Investor agrees that, upon receipt of written notice from the Company of the happening of any event of the kind described in 0 or the first sentence of 0, the Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering the resale of such Registrable Securities until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by 0 or the first sentence of 0.

EXPENSES OF REGISTRATION.

All reasonable expenses, other than underwriting discounts and commissions and other than as set forth in the Investment Agreement, incurred in connection with registrations including comments, filings or qualifications pursuant to 0 and 0, including, without limitation, all registration, listing and qualifications fees, printing and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company.

INDEMNIFICATION.

In the event any Registrable Securities are included in the Registration Statement under this Agreement:

6

To the fullest extent permitted by law, the Company, under this Agreement, will, and hereby does, indemnify, hold harmless and defend the Investor, the directors, officers, partners, employees, counsel, agents, representatives of, and each Person, if any, who controls, the Investor within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”) (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which the Investor has requested in writing that the Company register or qualify the Shares (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus for the offer of the Registrable Securities (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to the restrictions set forth in 0 the Company shall reimburse each Indemnified Person, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this 0: (i) shall not apply to a Claim arising out of or based upon a Violation which is due to the inclusion in the Registration Statement of the information furnished to the Company by any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (ii) shall not be available to the extent such Claim is based on (A) a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company; (B) the Indemnified Person’s use of an incorrect prospectus despite being promptly advised in advance by the Company in writing not to use such incorrect prospectus; (C) the manner of sale of the Registrable Securities by the Investor or of the Investor’s failure to register as a dealer under applicable securities laws; (D) any omission of the Investor to notify the Company of any material fact that should be stated in the Registration Statement or prospectus relating to the Investor or the manner of sale; and (E) any amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably delayed, conditioned or withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the resale of the Registrable Securities by the Investor pursuant to the Registration Statement; and (iii) shall not be available to the extent the Claim arises out of the gross negligence or willful misconduct of the Indemnified Person.

In connection with any Registration Statement in which the Investor is participating, the Investor agrees to severally and jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in 0, the Company, each of its directors, officers, employees, counsel, agents and representatives and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation is due to (i) the inclusion in the Registration Statement of the written information furnished to the Company by the Investor expressly for use in connection with such Registration Statement; (ii) a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company or the Investor’s use of an incorrect prospectus despite being timely advised by the Company in writing not to use such incorrect prospectus; (iii) the Investor’s failure to register as a dealer under applicable securities laws; (iv) the Investor’s gross negligence or willful misconduct; or (v) any omission of the Investor to notify the Company of any material fact that should be stated in the Registration Statement or prospectus relating to the Investor or the manner of sale; and, subject to 0, the Investor will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this 0 and the agreement with respect to contribution contained in 0 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investor, which consent shall not be unreasonably delayed, conditioned or withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the resale of the Registrable Securities by the Investor pursuant to the Registration Statement.

7

Promptly after receipt by an Indemnified Person or Indemnified Party under this 0 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this 0, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party, as the case may be, shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the Indemnified Person or Indemnified Party, the representation by counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The indemnifying party shall pay for only one (1) separate legal counsel for the Indemnified Persons or the Indemnified Parties, as applicable, and such counsel shall be selected by the Investor, if the Investor is entitled to indemnification hereunder, or the Company, if the Company is entitled to indemnification hereunder, as applicable. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding affected without its written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this 0, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

8

The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under 0 to the fullest extent permitted by law; provided, however, that: (i) no contribution shall be made under circumstances where the indemnifying party would not have been liable for indemnification under the fault standards set forth in 0; (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

REPORTS UNDER THE 1934 ACT.

With a view to making available to the Investor the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration (“Rule 144”), provided that the Investor holds any Registrable Securities which are eligible for resale under Rule 144 and such information is necessary in order for the Investor to sell such Securities pursuant to Rule 144, the Company agrees to:

make and keep public information available, as those terms are understood and defined in Rule 144;

file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit the Company’s obligations under Section 5(c) of the Investment Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

furnish to the Investor, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act applicable to the Company, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration.

NO ASSIGNMENT OF REGISTRATION RIGHTS.

This Agreement and the rights, agreements or obligations hereunder may not be assigned, by operation of law, merger or otherwise, and without the prior written consent of the other party hereto, and any purported assignment by a party without prior written consent of the other party will be null and void and not binding on such other party. Subject to the preceding sentence, all of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and assigns.

9

AMENDMENT OF REGISTRATION RIGHTS.

The provisions of this Agreement may be amended only with the written consent of the Company and the Investor.

MISCELLANEOUS.

Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email with the signed document attached in PDF format (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

TurboSonic Technologies Inc.
550 Parkside Drive
Suite A-14
Waterloo, ON N2L 5V4
Canada
Attention: Edward F. Spink
Telephone:   (519) 885-5513
Facsimile:     (519) 885-6992

With a copy to:

SNR Denton US LLP
2 World Financial Center
New York, NY 10281
Attention: Ira Roxland
Telephone:   (212) 768-6700
Facsimile:     (212) 768-6800

If to the Investor:

Dutchess Opportunity Fund, II, LP
50 Commonwealth Ave, Suite 2
Boston, MA 02116
Telephone: (617) 301-4700
Facsimile: (617) 249-0947

Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number, facsimile number ore-mail address.

Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

10

This Agreement and the Investment Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.

This Agreement and the Investment Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all the parties had prepared the same.

This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission or by e-mail delivery of a PDF format of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

In case any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

DISPUTES SUBJECT TO ARBITRATION GOVERNED BY NEW YORK LAW.

All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction.

*.*.*

11

SIGNATURE PAGE OF REGISTRATION RIGHTS AGREEMENT

Your signature on this Signature Page evidences your agreement to be bound by the terms and conditions of the Investment Agreement and the Registration Rights Agreement as of the date first written above.

The undersigned signatory hereby certifies that he has read and understands the Registration Rights Agreement, and the representations made by the undersigned in this Registration Rights Agreement are true and accurate, and agrees to be bound by its terms.

DUTCHESS OPPORTUNITY FUND, II, LP,

By: _________________________________________
Dougals H. Leighton
Managing Member of:
Dutchess Capital Management, II, LLC
General Partner to:
Dutchess Opportunity Fund, II, LP

TURBOSONIC TECHNOLOGIES, INC.

By: _________________________________________
Edward F. Spink
Chief Executive Officer

1

EXHIBIT B

OPINION OF COMPANY’S COUNSEL

(Attached)

B-1

EXHIBIT B

FORM OF NOTICE OF EFFECTIVENESS
OF REGISTRATION STATEMENT

Date: [•], 20__

[TRANSFER AGENT]

Re: [•]

Ladies and Gentlemen:

We are counsel to [•], Inc., a [•] corporation (the "Company"), and have represented the Company in connection with that certain Investment Agreement (the "Investment Agreement") entered into by and among the Company and Dutchess Opportunity Fund, II, LP (the "Investor") pursuant to which the Company has agreed to issue to the Investor shares of the Company's common stock, without par value per share (the "Common Stock") on the terms and conditions set forth in the Investment Agreement. Pursuant to the Investment Agreement, the Company also has entered into a Registration Rights Agreement with the Investor (the "Registration Rights Agreement") pursuant to which the Company agreed, among other things, to register the Registrable Securities (as defined in the Registration Rights Agreement), including the shares of Common Stock issued or issuable under the Investment Agreement under the Securities Act of 1933, as amended (the "1933 Act"). In connection with the Company's obligations under the Registration Rights Agreement, on [•], 20__the Company filed a Registration Statement on Form S-1 (File No. 333-[•]) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") relating to the Registrable Securities which names the Investor as a selling shareholder thereunder.

In connection with the foregoing, we advise you that [a member of the SEC's staff has advised us by telephone that the SEC has entered an order declaring the Registration Statement effective] [the Registration Statement has become effective] under the 1933 Act at [enter the time of effectiveness] on [enter the date of effectiveness] and to the best of our knowledge, after telephonic inquiry of a member of the SEC’s staff, no stop order suspending its effectiveness has been issued and no proceedings for that purpose are pending before, or threatened by, the SEC and the Registrable Securities are available for resale under the 1933 Act pursuant to the Registration Statement.

Very truly yours,

[Company Counsel]

B-1

EXHIBIT C

FORM OF PUT NOTICE

Date: ____________

RE: Put Notice Number  ____________

Dear Mr. Leighton:

This is to inform you that as of today, TurboSonic Technologies, Inc. a Delaware corporation (the "Company"), hereby elects to exercise its right pursuant to the Investment Agreement entered into with Dutchess Opportunity Fund II, LP (“Dutchess”) to require Dutchess to purchase shares of its common stock. The Company hereby certifies that:

The amount of this put is $  ____________.

The Pricing Period runs from until  ____________.

The Suspension Price is $  ____________.

The current number of shares issued and outstanding as of the Company are:  ____________

The number of shares currently available for resale pursuant to the Registration Statement on Form S-1 for the Equity Line are:  ____________.

TURBOSONIC TECHNOLOGIES, INC.

By:  ___________________________________
Name:  _________________________________
Title:  __________________________________

C-1

EXHIBIT D

FORM OF PUT SETTLEMENT SHEET

Date: ____________

RE: TurboSonic Technologies, Inc.

Dear ____________:

Pursuant to the Put given by TurboSonic Technologies, Inc. to Dutchess Opportunity Fund, II, LP on ____________200_, we are now submitting the amount of common shares for you to issue to Dutchess.

Please deliver __________shares without restrictive legend via book entry to Dutchess Opportunity Fund, II, LP immediately and send via DWAC to the following account:

XXXXXX

Once these shares are received by us, we will have the funds wired to the Company.

Regards,

Douglas H. Leighton

DATE	PRICE
Date of Day 1	VWAP of Day 1
Date of Day 2	VWAP of Day 2
Date of Day 3	VWAP of Day 3
Date of Day 4	VWAP of Day 4
Date of Day 5	VWAP of Day 5

LOWEST VWAP IN PRICING PERIOD

PUT AMOUNT

PURCHASE PRICE (NINETY-FIVE PERCENT (95%))

AMOUNT OF SHARES DUE

The undersigned has completed this Put as of this ___th day of _________, 20__

Turbosonic Technologies, Inc.

By:  ___________________________________
Name:  _________________________________
Title:  __________________________________